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                                                                      EXHIBIT 99

                        TANDY BRANDS ACCESSORIES, INC.

TANDY BRANDS ACCESSORIES, INC.                  LIPPERT/HEILSHORN & ASSOC., INC.
J.S.B. Jenkins                                  Harriet C. Fried
President/Chief Executive Officer               Assistant Vice President
(817) 548-0090                                  (212) 838-3777
britt_jenkins@tandybrands.com                   hfried@lhai.com


          TANDY BRANDS ACCESSORIES' THIRD QUARTER FISCAL 2003 EARNINGS
                    PER SHARE INCREASE 70% TO $0.17 PER SHARE


ARLINGTON, TEXAS, APRIL 17, 2003 - TANDY BRANDS ACCESSORIES, INC. (NASDAQ NM:
TBAC) today announced improved financial results for the third quarter ended March 31, 2003. Net sales rose to $47.01 million from $46.6 million for the same period in fiscal 2002. Net income for the third quarter of 2003 increased to $1.03 million, or $0.17 per diluted share, compared to net income of $598,000, or $0.10 per diluted share, for the same period last year.

For the nine months ended March 31, 2003, net sales rose to $173.3 million compared to net sales of $161.3 million for the same period in the prior year. Net income for the nine months increased to $6.5 million, or $1.08 per diluted share, versus net income of $6.0 million, or $1.03 per diluted share, for the comparable nine-month period in fiscal 2002. Net income results for the nine months of fiscal 2003 include a first quarter non-cash charge, net of income taxes, related to the cumulative effect of the accounting change for the adoption of Statement of Financial Accounting Standards No. 142, totaling $(581,000), or $(0.10) loss per diluted share.

J.S.B. Jenkins, president and chief executive officer, commented, "We are pleased to report Tandy Brands' third quarter results, which reflect continued strong earnings growth. Despite a weak retail environment and unfavorable shopping weather, we increased quarterly earnings per share by 70% and have already equaled last year's earnings per share results for the full year.

"Our women's business performed significantly better than planned in the third quarter. Women's mass merchant accessories generated especially strong results through the sale of a broad range of products that successfully reflected the latest fashion trends. Our sales of women's belts and small leather goods were also above expectations, demonstrating the popular styling of our Docker's(R), Levi's(R) and ROLFS(R) branded products."

"We are providing the following updated fourth quarter 2003 earnings per share estimates, which even with the continuing difficult retail climate, exceed our earnings per share performance last year. In the fourth quarter, we expect to generate earnings per diluted share of $0.06 to $0.09 compared to $0.05 in the same period last year. This would result in estimated earnings per diluted share for 2003 of between $1.14 and $1.17. This range represents an increase of approximately 6% to 8% over last year's performance and reflects the positive earnings per share



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performance Tandy Brands has achieved to date despite a very difficult and uncertain retail environment."

Investors and interested parties will have the opportunity to listen to management's discussion of Tandy Brands' third-quarter results in a conference call to be held today, Thursday, April 17, at 10:00 a.m. ET. The dial-in number for the call is (800) 982-3472. For those who are unable to listen to the live broadcast, an audio replay of the call will be available beginning at 1:00 p.m. ET on April 17 through 12:00 p.m. on Thursday, April 24, and can be accessed by dialing (703) 925-2533, passcode #6462457. A live webcast of the conference call will be broadcast on www.vcall.com.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, and hunting, cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.


                               (TABLES TO FOLLOW)


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                         TANDY BRANDS ACCESSORIES, INC.
                   Condensed Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                             Three Months Ended             Nine Months Ended
                                                                  March 31,                      March 31,
                                                          --------------------------    --------------------------
                                                             2003           2002           2003           2002
                                                          -----------    -----------    -----------    -----------
Net sales                                                 $    47,011    $    46,629    $   173,261    $   161,342
Cost of goods sold                                             30,499         30,354        112,735        104,818
                                                          -----------    -----------    -----------    -----------
     Gross margin                                              16,512         16,275         60,526         56,524
                                                          -----------    -----------    -----------    -----------

Selling, general and administrative expenses                   13,149         13,304         43,787         40,417
Depreciation and amortization                                   1,071          1,295          3,229          4,017
                                                          -----------    -----------    -----------    -----------
     Total operating expenses                                  14,220         14,599         47,016         44,434
                                                          -----------    -----------    -----------    -----------

Operating income                                                2,292          1,676         13,510         12,090


Interest expense                                                 (613)          (720)        (2,020)        (2,355)

Royalty, interest and other income                                 15             28             61             40
                                                          -----------    -----------    -----------    -----------

Income before provision for income taxes and
      cumulative effect of  accounting change                   1,694            984         11,551          9,775
Provision for income taxes                                        662            386          4,497          3,804
                                                          -----------    -----------    -----------    -----------

Net income before cumulative effect of
      accounting change                                         1,032            598          7,054          5,971

Cumulative effect of accounting change for
     SFAS No. 142, net of income taxes                             --             --           (581)            --
                                                          -----------    -----------    -----------    -----------
Net income                                                $     1,032    $       598    $     6,473    $     5,971
                                                          ===========    ===========    ===========    ===========

Earnings per common share:
     Before accounting change                             $      0.17    $      0.10    $      1.19    $      1.04
     Cumulative effect of accounting change                      0.00           0.00          (0.10)          0.00
                                                          -----------    -----------    -----------    -----------
                                                          $      0.17    $      0.10    $      1.09    $      1.04
                                                          ===========    ===========    ===========    ===========
Earnings per common share-assuming dilution:
     Before accounting change                             $      0.17    $      0.10    $      1.18    $      1.03

     Cumulative effect of accounting change                      0.00           0.00          (0.10)          0.00
                                                          -----------    -----------    -----------    -----------
                                                          $      0.17    $      0.10    $      1.08    $      1.03
                                                          ===========    ===========    ===========    ===========

Common shares outstanding                                       5,976          5,800          5,930          5,760
                                                          ===========    ===========    ===========    ===========

Common shares outstanding shares-assuming dilution              6,069          5,853          6,020          5,790
                                                          ===========    ===========    ===========    ===========


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                         TANDY BRANDS ACCESSORIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                 March 31,        June 30,
                                                                   2003             2002
                                                               -------------    -------------
ASSETS                                                          (Unaudited)
Current assets:
     Cash and cash equivalents                                 $       2,032    $       6,506
     Accounts receivable, net                                         44,942           33,699
     Inventories                                                      60,533           52,818
     Other current assets                                              4,825            4,806
                                                               -------------    -------------
          Total current assets                                       112,332           97,829
                                                               -------------    -------------

Property, plant and equipment, at cost:
     Property and equipment, at cost                                  30,831           29,441
     Accumulated depreciation                                        (16,560)         (14,373)
                                                               -------------    -------------
          Net property, plant and equipment                           14,271           15,068
                                                               -------------    -------------

Goodwill, net of accumulated amortization                             11,550           12,467
Other noncurrent assets                                                7,299            8,073
                                                               -------------    -------------

          TOTAL ASSETS                                         $     145,452    $     133,437
                                                               =============    =============

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                          $       7,529    $      12,755
     Accrued expenses                                                  7,913            6,857
                                                               -------------    -------------
          Total current liabilities                                   15,442           19,612
                                                               -------------    -------------

     Notes payable                                                    38,190           30,000
     Other noncurrent liabilities                                      3,379            3,161
                                                               -------------    -------------

          Total liabilities                                           57,011           52,773
                                                               -------------    -------------

Stockholders' equity:
     Common stock                                                      5,977            5,899
     Additional paid-in capital                                       23,420           22,690
     Cumulative other comprehensive income                            (1,722)          (1,706)
     Retained earnings                                                60,766           54,293
     Treasury stock, at cost                                               0             (512)
                                                               -------------    -------------

          Total stockholders' equity                                  88,441           80,664
                                                               -------------    -------------

          TOTAL LIABILITIES & STOCKHOLDERS' EQUITY             $     145,452    $     133,437
                                                               =============    =============